Exhibit 99.1

Targacept Reports First Quarter 2006 Financial Results

Winston-Salem, North Carolina, May 25, 2006 – Targacept, Inc. (Nasdaq: TRGT), a clinical-stage biopharmaceutical company focused on a new class of drugs that selectively target neuronal nicotinic receptors, or NNRs, to treat central nervous system diseases and disorders today reported its financial results for the first quarter ended March 31, 2006.

Targacept reported revenue of $606,000 and a net loss of $5.2 million for the first quarter of 2006. As of March 31, 2006, cash and cash equivalents totaled $27.2 million. Following the end of the first quarter of 2006, Targacept raised approximately $40.7 million in net proceeds in its initial public offering completed in April 2006.

“The beginning of 2006 was an important period for Targacept, highlighted by positive clinical trial results from our Phase II clinical trial of TC-1734 (AZD3480) in memory impaired older subjects, the initiation of our collaboration with AstraZeneca and our receipt of the $10 million initial fee, and the completion of our initial public offering,” said J. Donald deBethizy, Ph.D., President and Chief Executive Officer. “We are well positioned to advance the development of our pipeline of NNR-selective therapeutics and look forward to a productive collaboration with AstraZeneca.”

Recent Highlights:

•	Announced positive results from a Phase II clinical trial of TC-1734 (AZD3480) in age associated memory impairment. In the trial, TC-1734 (AZD3480) achieved statistically significant results in the 50mg dose group on all three co-primary endpoints and was generally well tolerated as compared to placebo.

•	TC-2696, Targacept’s product candidate in development for acute post-operative pain, showed a positive trend in a surrogate measure of pain relief in a Phase I multiple rising dose clinical trial in progress.

•	Progressed development of TC-2216, a preclinical product candidate that has shown positive activity in models of depression, anxiety and obesity, toward an IND/CTA filing planned for 2H06.

•	Selected TC-5619, a novel alpha 7 NNR compound, as a lead product candidate. Compounds with selective activity at the alpha 7 NNR are believed to have promise as treatments for conditions such as schizophrenia, cognitive impairment and inflammation.

•	Received an initial fee of $10.0 million under the collaboration agreement with AstraZeneca and initiated research collaboration.

•	Completed an initial public offering of 5.0 million shares of common stock at $9.00 per share in April 2006, resulting in $45.0 million in gross proceeds.

First Quarter 2006 Results

Targacept reported a net loss of $5.2 million for the first quarter of 2006, compared to a net loss of $7.4 million for the comparable period in 2005. Targacept’s net loss for the first quarter of both 2006 and 2005 reflected the company’s adoption of Statement of Financial Accounting Standard No. 123(R), relating to stock-based compensation expense, effective January 1, 2005. Targacept had non-cash, stock-based compensation expense of $127,000 and $358,000 for the 2006 and 2005 periods, respectively. The net loss for the 2005 period also included a transaction charge of $1.6 million for expenses related to a planned public offering that was not completed.

Revenue totaled $606,000 for the first quarter of 2006, compared to $303,000 for the comparable period in 2005. This increase was principally due to $271,000 in revenue recognized under Targacept’s collaboration agreement with AstraZeneca in the 2006 period.

Research and development expense totaled $4.8 million for the first quarter of 2006, compared to $5.1 million for the comparable period in 2005. Non-cash stock-based compensation included in research and development expense was $88,000 and $239,000 for the 2006 period and the 2005 period, respectively. Research and development expense for the 2006 period reflected a decrease of $1.1 million in spending relating to TC-1734 (AZD3480) as a result of the assumption by AstraZeneca of development costs under the collaboration agreement. The reduced TC-1734 (AZD3480) spending was partially offset by increased spending to advance TC-2216 and increased third-party service, supply and infrastructure costs in connection with the initiation of preclinical research under the collaboration agreement with AstraZeneca.

General and administrative expense totaled $1.2 million for both the first quarter of 2006 and the first quarter of 2005. Non-cash stock-based compensation included in general and administrative expense was $39,000 and $119,000 for the 2006 period and the 2005 period, respectively.

2006 Financial Guidance

Based on current operating plans, expected timing and cost of clinical trials and other product development activities, Targacept expects its net cash used in operating activities to be in the range of $18 million to $22 million for the nine months from April through December 2006 and its cash, cash equivalents and marketable securities balance to be in the range of $46 million to $50 million at December 31, 2006.

Conference Call

As previously announced, Targacept will be hosting a conference call and webcast today, May 25, 2006, at 5:00 p.m. ET. A live webcast of the conference call will be available on the Investor Relations section of Targacept’s website at www.targacept.com. An archived version of the webcast will also be available on the Event Calendar page of the Investor Relations section of Targacept’s website for at least two weeks following the call.

The conference call may be accessed by dialing 888-396-2369 for domestic participants and 617-847-8710 for international callers (reference passcode 87882299). A replay of the conference call may be accessed through June 8, 2006 by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers (reference passcode 69341356).

Time Change for Presentation at Bear Stearns Biotech Boston Confab Conference

The scheduled time for the previously announced presentation by J. Donald deBethizy, Ph.D., Targacept’s President and Chief Executive Officer, at the Bear Stearns Biotech Boston Confab on May 31, 2006 at Boston Marriott Copley Place has been changed to 12:00 -12:20 p.m. All other details with respect to this presentation are as previously announced.

About Targacept

Targacept is a biopharmaceutical company engaged in the design, discovery and development of a new class of drugs to treat multiple diseases and disorders of the central nervous system by selectively targeting neuronal nicotinic receptors, or NNRs. NNRs are found on nerve cells throughout the nervous system and serve as key regulators of nervous system activity. Targacept’s product candidates are designed to selectively target specific NNR subtypes to promote therapeutic effects and limit adverse side effects. Targacept has a marketed product, Inversine® (mecamylamine hydrochloride), product candidates in development for Alzheimer’s disease and cognitive deficits in schizophrenia, pain and depression, and multiple preclinical programs. Targacept’s news releases are available on its website at www.targacept.com.

Forward-Looking Statements

Any statements in this press release about expectations, plans and prospects for Targacept, Inc., including, without limitation, statements regarding the possible therapeutic benefits of TC-1734 (AZD3480) or any of our other product candidates, the progress, timing and scope of research and development programs, including applicable clinical trials, for TC-1734 (AZD3480) or any of our other product candidates, and all other statements that are not purely historical in nature, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including our significant accounting estimates and risks and uncertainties relating to: the amount and timing of resources that AstraZeneca devotes to its conduct of safety and product characterization studies of TC-1734 (AZD3480) and to any subsequent development of TC-1734 (AZD3480); AstraZeneca’s right to terminate our collaboration agreement based on the results of the safety and product characterization studies and all other available information with respect to TC-1734; AstraZeneca’s right in the future to terminate the preclinical research collaboration that we and AstraZeneca are currently conducting prior to the end of the planned four-year term; the conduct of clinical trials, including difficulties or delays in the completion of patient enrollment or data analysis; the results of clinical trials of any of our product candidates in development and whether such results will be indicative of results obtained in later clinical trials; and the timing and success of submission, acceptance and approval of regulatory filings. These and other risks and uncertainties are described in greater detail under the heading “Risk Factors” in our Registration Statement on Form S-1 (File No. 333-131050) and in other filings that we make with the Securities and Exchange Commission. If one or more of these risks materialize, the outcome of one or more of these uncertainties is unfavorable to us or any of our assumptions that underlies a forward-looking statement proves incorrect, our actual results, performance or experience may vary materially from any future results, performance or experience expressed or implied by these forward-looking statements.

In addition, the statements in this release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise, except as required by applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

Contacts:
Alan Musso, VP and CFO	Michelle Linn
Targacept, Inc.	Linnden Communications
Tel: (336) 480-2186	Tel: (508) 419-1555
Email: alan.musso@targacept.com	Email: linnmich@comcast.net

TARGACEPT, INC

Condensed Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
Total operating revenues	$606	$303
Operating expenses
Research and development	4,760	5,092
General and administrative	1,168	1,209
Transaction charge	—	1,635
Cost of product sales	191	23

Total operating expenses	6,119	7,959

Operating loss	(5,513)	(7,656)
Interest income (expense), net	275	218

Net loss	(5,238)	(7,438)
Preferred stock accretion	(2,803)	(2,802)

Net loss attributable to common stockholders	$(8,041)	$(10,240)

Net loss per share attributable to common stockholders - basic and diluted	$(29.42)	$(39.51)

Weighted average common shares outstanding- basic and diluted	273,368	259,173

Pro forma net loss per share assuming conversion of preferred stock - basic and diluted	$(0.27)

Pro forma weighted average common shares outstanding - basic and diluted	19,105,383

Unaudited pro forma basic and diluted net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of all outstanding preferred stock into shares of Targacept’s common stock effective upon the completion of Targacept’s initial public offering as if such conversion had occurred at the date of the original issuance and giving effect to the sale of 5,000,000 shares of common stock in the IPO. The following table sets forth the computation of unaudited basic and diluted, and unaudited pro forma basic and diluted, net loss per share.

TARGACEPT, INC

Reconciliation of Historical and Proforma Results

(Unaudited, in thousands, except per share amounts)

Three Months Ended March 31, 2006
Historical
Numerator: Net loss- attributable to common stockholders	$(8,041)

Denominator:
Weighted-average common shares outstanding—basic and diluted	273,368

Net loss per share - basic and diluted	$(29.42)

Pro Forma
Numerator: Net loss- attributable to common stockholders	$(5,238)
Denominator:
Shares used above	273,368
Shares issued upon completion of initial public offering	5,000,000
Pro forma adjustments to reflect assumed conversion of preferred stock, on a weighted-average basis	13,832,015

Shares used to compute pro forma basic and diluted net loss per share	19,105,383

Pro forma basic and diluted net loss per share attributable to common shareholders	$(0.27)

TARGACEPT, INC

Condensed Balance Sheets

(Unaudited, in thousands, except per share amounts)

	March 31, 2006	December 31, 2005 (1)
Cash and cash equivalents	$27,200	$24,851
Prepaid expenses and other current assets	2,108	890
Property and equipment, net	1,746	1,747
Other assets, net	504	513

Total assets	$31,558	$28,001

Current liabilities	$5,167	$5,210
Noncurrent liabilities	10,329	1,644
Redeemable convertible preferred stock	186,431	183,628
Total stockholders’ equity (deficit)	(170,369)	(162,481)

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$31,558	$28,001

(1)	The condensed balance sheet at December 2005 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.